Exhibit 10.5
                      OPERATIONS AND MAINTENANCE AGREEMENT

              BETWEEN DAVID MEHRING d/b/a FAIRPLAY SHREDDING, LLC,
                             INDEPENDENT CONTRACTOR

                     AND RIPE TOUCH GREENHOUSES, INC., OWNER

     1. THIS AGREEMENT outlines the relationship, duties, and responsibilities between: David Mehring d/b/a/ Fairplay Shredding, LLC, located in El Paso County, Colorado, referred to herein as "Fairplay;" and Ripe Touch Greenhouses, Inc., a Delaware corporation, with their place of business located at Castle Rock, Colorado, referred to herein as "Ripe Touch."

     2. RIPE TOUCH ENGAGES FAIRPLAY to operate and maintain a tire shredding operation at a location in El Paso County, Colorado where Ripe Touch will maintain a business enterprise. Ripe Touch will specifically locate the site on their business property for the tire shredding operation. The tire shreddings will be used as an energy source for Ripe Touch's business enterprise.

     3. FAIRPLAY SHALL BE RESPONSIBLE for the following on-site activities and related duties:

     a. Day to day on-site operation of tire shredding process to insure adequate supply of shredded tires necessary to meet energy demands of Ripe Touch enterprise on site;

     b. Employ sufficient employees at a reasonable rate and competitive salary or wage to operate tire shredding machine and related tire feeding operation; parties estimate at this date the number of employees needed is seven; final determination of number of employees, consistent with reasonable and safe operation of this process and consistent with applicable safety and labor practices, shall be made at the discretion of Fairplay; however, Ripe Touch shall have the right to approve or disapprove such salaries or wages for the employees, with such approval not to be unreasonably withheld, considering competitive salaries and wages in the local economy.

     c. Perform routine and periodic preventative maintenance on tire shredding machinery;

     d. Fairplay shall provide appropriate training and supervision of employees for the safe conduct of tire shredding operations, operation of tire shredding machinery, and periodic and preventative maintenance on tire shredding machinery;

     e. Fairplay shall timely inform Ripe Touch of shredding machine breakage and the need for repair parts and outside labor for machine repair, in order to minimize down time of this operation;

     f. Fairplay shall have available for inspection, if requested by Ripe Touch, current documentation to verify costs for outside labor or parts necessary to maintain and operate tire shredding equipment and machinery;

     g. Fairplay shall be responsible for payment of all state, local, federal, and unemployment taxes for employees as well as any other required workman compensation or other required insurance premiums, subject to reimbursement by Ripe Touch; Fairplay shall have available for inspection, if requested by Ripe Touch, timely updated books or documentation showing monthly amounts of wages and above noted taxes;

     h. Fairplay shall be expected to conduct tire shredding operations not more than six days per week and not more than twelve (12) hours per day, or as necessary to keep a minimum of 24 hours supply of tire shreddings for use by Ripe Touch or an adequate supply of shredding for normal and routine operations for the season, unless the operation of the tire shredding process is interrupted by acts of God, strikes, operation of law, war time limitations, or any other event beyond the control of Fairplay.

     4. RIPE TOUCH SHALL BE RESPONSIBLE for the following activities:

     a. Provide, by either purchase or rent or other methods of their choice, a tire shredding machine assembled on-site and ready for operation on a day to be determined by the parties as the start work date;

     b. Timely inform Fairplay of time and date of shredder's delivery and assembly on-site, so that Fairplay and its employees may observe or participate as necessary preparatory to their learning to operate and maintain the machine;

     c. Compensate Fairplay as follows: Effective 25 November, Ripe Touch shall compensate Fairplay in the amount of Three Thousand dollars ($3,000.00) per month until such time as power generation begins, and subsequent months thereafter Ripe Touch shall compensate Fairplay in the amount of Fifty Thousand dollars ($50,000.00) per year for a period of five years at the rate of Four Thousand One Hundred Sixty-six dollars and 67/100 ($4,166.67) per month payable one month in advance, commencing on the lst of the month. These amounts may be prorated if the start work date for this agreement begins on a day other than the first day of given month. Ninety days prior to the end of five years (sixty months) of operation, parties agree to begin negotiations for renewal of this agreement as to terms concerning compensation and current market and inflationary changes; and for volume increase, if applicable, of the tire shredding operation. In the event the parties hereto can not reach an agreement as to the renewal of this agreement then the parties agree to submit their dispute to binding arbitration. Such arbitration shall be before three arbitrators, with each party hereto to select one arbitrator, and those two arbitrators will then select the third arbitrator, subject to approval of the parties. In the event that the third arbitrator can not be mutually agreed upon within 14 days, then Ted Burnhardt shall be the third arbitrator. In the event Ted Burnhardt is unavailable for any reason, then the third arbitrator shall be selected by the Chief Judge for the El Paso County District Court.

     d. Compensate Fairplay Ten Thousand dollars and 00/100 ($10,000.00) on the first of each month for Fairplay's costs, to include wages, Fairplay's contributions to employee taxes and benefits, taxes, insurance, licenses and fees, and all other costs required of an employer on behalf of its employees that are specifically employed for shredding operations at the Ripe Touch enterprise in El Paso County, Colorado, as well as costs associated with running the plant. This amount incurred by Fairplay shall be submitted monthly on the first of each month by Fairplay to Ripe Touch. If the amount of costs incurred by Fairplay in any given month shall be less than Ten Thousand dollars and 00/100 ($10,000.00), then Ripe Touch shall be entitled to a set-off of that amount against the Ten Thousand dollars and 00/100 ($10,000.00) payable to Fairplay the following month.

     e. Such Ten Thousand dollars and 00/100 ($10,000.00) paid monthly to Fairplay by Ripe Touch shall reimburse Fairplay for any invoices submitted for any parts or supplies Fairplay purchased to maintain or repair tire shredding machinery. Said invoices should be delivered to Ripe Touch no less than five days prior to the first of each month. Any amounts expended or incurred by Fairplay in excess of Ten Thousand dollars and 00/100 ($10,000.00) in any given month shall be paid by Ripe Touch to Fairplay by the fifth of the month, following receipt by Ripe Touch of such invoice or bill.

     f. Ripe Touch shall forthwith pay any invoice directly to Fairplay or the supplier for any part, supply, or other cost which exceeds Two Thousand dollars ($2,000.00).

     g. Ripe Touch has the authority to approve or disapprove of any and all costs incurred by Fairplay under this Agreement; however, such approval shall not be unreasonably withheld, particularly if it affects the ability of Mehring or Fairplay to perform under this Agreement.

     h. TIRE DISPOSAL PRICING: Mehring, to fulfill the supply of tires requirement of this agreement, will need to supply Ripe Touch with approximately 2 million tires per year. To reach that supply goal, Ripe Touch will have to charge a competitive price to induce suppliers of used/discarded tires to dispose of tires with Ripe Touch or Mehring. To this end, Ripe Touch agrees to charge a competitive disposal fee per tire which will not only maximize profits, but will induce suppliers of used/discarded tires to bring such tires to Mehring, one of his businesses, or Ripe Touch for disposal. Any disputes regarding the price charged by Ripe Touch for tire disposal will be settled utilizing the binding arbitration procedure contained herein.

     5. ACCESS TO AND USE OF REAL PROPERTY owned and used by Ripe Touch for this enterprise shall be granted to David Mehring d/b/a Tire Broker or Fairplay for the duration of this agreement; David Mehring d/b/a Tire Broker or Fairplay shall be granted additional use, rent free, of not more than two acres of land adjacent to the on-site tire shredding operation owned by Ripe Touch for David Mehring d/b/a/ Tire Broker or Fairplay's exclusive use for tire sorting, processing, and storage as Fairplay so chooses.

     6. START WORK DATE is the date this agreement becomes effective and is a date to be determined by the parties; this date should include sufficient time for Fairplay to familiarize and train employees for tire shredding operations and machinery, prior to Ripe Touch demands for tire shreddings needed as an energy supply.

     7. DURATION of this agreement is for the lifetime of Ripe Touch's El Paso County, Colorado enterprise/venture so long as it involves the use of tires.

     8. NON-COMPETITION AND AGREEMENT NOT TO CIRCUMVENT: The parties hereto further agree not to compete in a substantially similar operation or endeavor involving tire shredding for fuel source along the Colorado front range for a period of twenty (20) years.

The parties further agree not to take any action, including investment, which will circumvent this agreement or the Equity Agreement.

     9. THIS AGREEMENT IS FURTHER INTEGRATED with and contingent upon the execution of separate "Equity Agreement" between Fairplay (or David Mehring) and Ripe Touch contained in a separate document.

     10. NOTICES between the parties shall be in writing and sent by certified mail with return receipt to the following addresses:

          a.   Ripe Touch: P.O. Box 69, Castle Rock, CO 80104

          b.   Tire Broker:     1065 Pleasant View Lane, Colorado
               Springs, CO 80921

     11. ENFORCEMENT OF AGREEMENT: In the event either party must take steps to enforce this agreement, the prevailing party shall be entitled to reimbursement of accrued and actual attorney fees and costs including, but not limited to, expert witness fees and other litigation costs.

     12. INDEMNIFICATION: Ripe Touch agrees to indemnify and hold harmless Fairplay and/or David Mehring, for any and all attorney fees, costs, fines, assessments, penalties, or other charges which he may incur or be subject to in the good faith running of this tire shredding operation, or thereafter.

     Additionally, Fairplay agrees to indemnify and hold harmless Ripe Touch for any and all attorney fees, costs, fines, penalties or other charges that Ripe Touch may incur as a result of the negligence or intentional torts of Fairplay or its agents. Such indemnification by Fairplay shall not extend to any EPA or environmental clean-up actions resulting from the operation of this plant by Ripe Touch.

     13. ACTS OF GOVERNMENT: Ripe Touch agrees to indemnify and hold harmless David Mehring and/or Fairplay for any local, county, state or federal governmental action, lawsuit, assessment, fine or penalty relative to the good faith operation of this tire shredding business.

     14. SEVERABILITY: In the event any part or parts of this agreement, including the "Equity Agreement," are found by a Court or Administrative Law Judge to be unenforceable, void as against public policy, or unconscionable, then the offending portions shall be void, with the remainder of such agreement to remain in full force and effect.

     15. CONTROLLING LAW: The laws of the State of Colorado shall govern the interpretation and enforcement of this agreement, including the "Equity Agreement." Any and all litigation or arbitration relative to the enforcement or interpretation of this agreement shall be in the El Paso County Courts, unless the parties specifically agree otherwise in writing.


/s/                                 4/15/97
-------------------------------------------
For Ripe Touch Greenhouses, Inc/      Date


/s/                                 4/15/97
--------------------------------------------
For Fairplay Shredding, LLC/         Date